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                                                                    Exhibit 12.1


                          FOX FAMILY WORLDWIDE, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                            EIGHT
                                                           MONTHS                            YEARS ENDED JUNE 30,
                                                                          ----------------------------------------------------------
                                                            ENDED
                                                        JUNE 30, 1996        1997           1998            1999            2000
                                                                         -----------    ------------    ------------    ------------
FIXED CHARGES
Interest Expense, Net of Capitalized Interest             $   624,000    $ 1,938,000    $131,552,000    $164,669,000    $164,992,000
Interest Capitalized During the Period                        471,000      1,923,000       4,328,000       4,438,000       3,423,000
Amortization of Debt Issue Costs                              261,000        288,000       2,453,000       3,253,000       3,250,000
Portion of Rent Expense Considered Interest                   994,000      1,411,000       3,308,000       3,527,000       4,064,000
                                                          -----------    -----------    ------------    ------------    ------------
                                                            2,350,000      5,560,000     141,641,000     175,887,000     175,729,000

EARNINGS
Income from Continuing Operations Before Income
   Taxes                                                  $49,874,000    $55,007,000    $(21,327,000)   $(64,410,000)   $138,544,000
Fixed Charges, Less Capitalized Interest                    1,879,000      3,637,000     137,312,000     171,449,000     172,306,000
                                                          -----------    -----------    ------------    ------------    ------------
                                                           51,753,000     58,644,000     115,985,000     107,039,000     310,850,000


RATIO OF EARNINGS TO FIXED CHARGES                               22:1           11:1              --              --             2:1

EARNINGS DEFICIENCY                                       $        --    $        --    $(25,656,000)   $(68,848,000)   $         --
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